UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 8, 2016
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DreamWorks Animation SKG, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-32337	68-0589190
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Flower Street, Glendale, California		91201
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code: (818) 695-5000
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Accounting Officer

As previously disclosed in the Current Report on Form 8-K of DreamWorks Animation SKG, Inc. (the “Company”) filed on January 15, 2016, Fazal Merchant, the Company’s Chief Financial Officer, assumed the title of acting Chief Accounting Officer on March 4, 2016, following the resignation of Edward Aleman who departed the Company on such date. On March 8, 2016, the Company announced that Steven A. Adams had become Chief Accounting Officer of the Company, effective March 8, 2016. Effective as of the commencement of Mr. Adams’ employment as Chief Accounting Officer, Mr. Merchant no longer serves in such position. Mr. Merchant will continue to serve as the Company’s Chief Financial Officer. The Company and Mr. Merchant did not amend the employment agreement between the Company and Mr. Merchant, effective as of September 15, 2014 (the “Merchant Agreement”), or enter into any new agreements or arrangements, in connection with Mr. Merchant’s service as the Company’s acting Chief Accounting Officer. The material terms of the Merchant Agreement were described in the Company’s Current Report on Form 8-K filed on August 19, 2014, and a copy of the Merchant Agreement was filed therewith as Exhibit 99.1.

Prior to his appointment as Chief Accounting Officer, Mr. Adams provided consulting services to the Company beginning in December 2015. Prior to such time, Mr. Adams was Senior Vice President, Controller and Chief Accounting Officer for DIRECTV since September 2014. Additionally, from November 2011 to August 2014, Mr. Adams was Vice President and General Auditor for DIRECTV, and before that was Vice President, Corporate Financial Reporting and Dealer Compensation. Before joining DIRECTV in 1999, he was a Manager in Assurance and Business Advisory Services for PricewaterhouseCoopers LLP. Mr. Adams is a certified public accountant (inactive) in the State of California and holds a bachelor’s degree in Accounting from the University of Southern California. Mr. Adams is 46 years old.

Employment Agreement

In connection with Mr. Adams’ appointment, the Company’s Compensation Committee (the “Compensation Committee”) approved an employment agreement between the Company and Mr. Adams (the “Employment Agreement”). The material terms and conditions of the Employment Agreement are summarized below.

Term. The Employment Agreement is effective as of March 8, 2016 and provides for a term of employment through March 8, 2019.

Title. Pursuant to the Employment Agreement, Mr. Adams’ title will be Chief Accounting Officer of the Company.

Salary and Annual Incentive Awards. Under the Employment Agreement, Mr. Adams will have an annual base salary of $400,000. In addition, beginning in 2016 Mr. Adams will be eligible, subject to annual approval by the Compensation Committee, to receive annual cash incentive awards with an aggregate grant-date target value of $200,000.

Long-Term Equity Incentive Awards. Following his commencement of employment, Mr. Adams will be eligible, subject to approval by the Compensation Committee, to receive an equity-based incentive award with a grant-date target value of $100,000. Mr. Adams will also be eligible, subject to annual approval by the Compensation Committee, to receive annual equity-based incentive awards, beginning in October 2016, consistent with other senior executives, with an annual aggregate grant-date target value of $300,000.

Benefits and Business Expense Reimbursement. Under the Employment Agreement, Mr. Adams is eligible for certain other benefits (such as reimbursement of ordinary business expenses).

Termination Events. The Employment Agreement provides that the Company may terminate Mr. Adams’s employment during the term with or without cause (as defined in the Employment Agreement) and Mr. Adams may terminate his employment for good reason (as defined in the Employment Agreement).

a. Involuntary Termination; Termination for Good Reason. If the Company terminates Mr. Adams’s employment other than for cause, disability or death, or if Mr. Adams terminates his employment for good reason, the Company will generally continue Mr. Adams’s base salary and benefits until the expiration of the term of the Employment Agreement. Mr. Adams will also receive, with respect to each year following the date of termination through the end of the expiration of the term of the Employment Agreement for which the Company has not yet paid annual cash bonuses, if any, under its short-term incentive plan to similarly situated officers or employees, an annual cash amount equal to the average annual bonuses that have been paid (whether or not deferred) to him, following the effective date of the Employment Agreement with respect to years during the term of the Employment Agreement during which Mr. Adams was eligible for an annual bonus (or, in the case of a termination that occurs before the date in 2017 that the Compensation Committee determines bonuses in respect of 2016, the amount that he would have received had he remained employed until such determination date). The bonus payment in the final year of such period of continued bonuses will be prorated based on the number of days within such year prior to the expiration of the term of the Employment Agreement. In the event of termination within 12 months following a change of control, the period of such continued benefits and bonuses may be longer (as set forth below). In addition, under the Employment Agreement, subject to certain specified exceptions, Mr. Adams will be obligated to mitigate the Company’s payment obligations by seeking other employment and any compensation earned from such employment will reduce on a dollar-for-dollar basis the Company’s payment obligations. All equity-based compensation having time-based vesting criteria held by Mr. Adams will generally accelerate vesting and remain exercisable for the remainder of the term of the grant. All equity-based compensation having performance-based vesting criteria held by Mr. Adams will generally remain outstanding and subject to such performance-based criteria through the vesting period (subject, in all cases, to termination in the event of a corporate transaction).

b. Death or Disability. In the event that Mr. Adams dies or becomes disabled during the term of the Employment Agreement, he or his estate, as applicable, will receive continued salary (in the case of disability, at a rate equal to 50% of Mr. Adams’s base salary) and other benefits for a specified term. The Employment Agreement also provides, with respect to outstanding equity-based awards, that Mr. Adams or his estate, as applicable, will be entitled to receive or exercise a percentage of each award determined based on the length of time he was employed prior to termination (in the case of awards having performance-based vesting criteria, subject to attainment of the applicable performance goals) and Mr. Adams will receive credit for the shorter of (i) an additional year of service and (ii) 50% of the remaining term of the Employment Agreement. The exercisable portion of any award will remain exercisable for the remaining term of the grant (subject to termination in the event of a corporate transaction). Amounts payable to Mr. Adams pursuant to the disability provisions of the Employment Agreement will offset, on a dollar-for-dollar basis, the amount of any other disability benefits to which Mr. Adams would be entitled under any Company plan.

c. Termination for Cause. If Mr. Adams’s employment is terminated by the Company for cause, Mr. Adams will not be entitled to any equity-based compensation that has not already vested, although he will be entitled to payment for any unpaid base salary and any additional non-contingent cash compensation earned prior to termination.

Change of Control. The Employment Agreement provides that, in the event of a change of control, all outstanding unvested equity awards held by Mr. Adams will remain unvested and continue to vest in accordance with their terms. However, if such outstanding awards are not assumed or substituted for new awards covering stock of a successor corporation or its affiliate, adjusted as appropriate to preserve the material terms and conditions of such awards prior to the change of control, all such outstanding unvested equity awards held by Mr. Adams will accelerate vesting (with respect to grants having performance-based vesting criteria, on the basis that any mid-range or target goals have been achieved) immediately prior to the change of control and remain exercisable for the remainder of the term of the grant (subject to termination in the event of a corporate transaction to the extent permitted by the applicable equity compensation plan).

In addition, if, within 12 months following a change of control, Mr. Adams is involuntarily terminated other than for cause, he terminates his employment for good reason, or, solely with respect to clause (i) below, his employment terminates as a result of the natural expiration of the term of the Employment Agreement, the Employment Agreement provides that (i) the base salary, benefits and bonus payments described above will continue for the greater of (A) the remaining term and (B) two years (which, in the case of the natural expiration of the applicable term, will be two years from such expiration) and (ii) all outstanding unvested equity awards held by Mr. Adams will accelerate vesting (with respect to grants having performance-based vesting criteria, on the basis that any mid-range or target goals have been achieved) and remain exercisable for the remainder of the term of the grant (subject to termination in the event of a corporate transaction to the extent permitted by the applicable equity compensation plan).

Miscellaneous. Pursuant to the Employment Agreement, the Company has agreed to indemnify Mr. Adams to the fullest extent permitted by law against any claims or losses arising in connection with his service to the Company or any affiliate. The Employment Agreement also includes non-solicitation, confidentiality, intellectual property and similar provisions.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
99.1	Employment Agreement, dated as of March 8, 2016, by and between DreamWorks Animation SKG, Inc. and Steven A. Adams

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DreamWorks Animation SKG, Inc.
Date: March 14, 2016	By:	/s/Andrew Chang
Andrew Chang
General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Employment Agreement, dated as of March 8, 2016, by and between DreamWorks Animation SKG, Inc. and Steven A. Adams